WEIL, GOTSHAL & MANGES LLP
       A Limited Liability Partnership Including Professional Corporations
                   767 Fifth Avenue   New York, NY  10153-0119
                                 (212) 310-8000
                               Fax: (212) 310-8007


                                January 31, 1997



The Board of Directors
SEACOR Holdings, Inc.
11200 Westheimer
Suite 850
Houston, TX  77042

Ladies and Gentlemen:

            We have acted as counsel to SEACOR Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the intended resale from time to time by the Selling Stockholders (in the manner described in the prospectus (the "Prospectus") contained in the Registration Statement) of up to an aggregate of 790,736 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company.

            In so acting, we have reviewed the Registration Statement, including the Prospectus contained therein, and the Restated Certificate of Incorporation and the Bylaws of the Company in effect on the date hereof. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

            1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

            2. The shares of Common Stock to be sold by the Selling Stockholders in the manner described under the captions "Selling Stockholders" and "Plan of Distribution" in the Prospectus contained in the Registration Statement have been validly issued, fully paid and are nonassessable.

            The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

            The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement or Prospectus contained therein.

                                    Very truly yours,

                                    /s/ Weil, Gotshal & Manges LLP